As filed with the Securities and Exchange Commission on June 1, 2023

Registration No. 333-52087

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SINCLAIR BROADCAST GROUP, LLC

(Exact name of registrant as specified in its charter)

Maryland	52-1494660
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10706 Beaver Dam Road Hunt Valley, Maryland	21030
(Address of principal executive offices)	(Zip Code)

Copies to:
David D. Smith Executive Chairman Sinclair Broadcast Group, LLC 10706 Beaver Dam Road Hunt Valley, Maryland 21030 Telephone: (410) 568-1500	Jeffrey B. Grill, Esq. Pillsbury Winthrop Shaw Pittman LLP 1200 Seventeenth Street, N.W. Washington, D.C. 20036 (202) 663-8000
(Name, address, including zip code, and telephone number of agent for service)

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statement on Form S-3 (File No. 333-52087) (the “Registration Statement”) filed with the Securities and Exchange Commission on May 7, 1998 is being filed by Sinclair Broadcast Group, LLC, a Maryland limited liability company formerly known as Sinclair Broadcast Group, Inc. (the “Company” or the “Registrant”), to deregister all securities that were registered for issuance on the Registration Statement and remain unsold thereunder.

On April 3, 2023, the Company announced that it intended to implement a corporate reorganization in which a new holding company, Sinclair, Inc., a Maryland corporation (“New Sinclair”) would become the publicly-traded parent of the Company and its subsidiaries (the “Reorganization”). Also on April 3, 2023 in connection with such intended Reorganization, the Company entered into an Agreement of Share Exchange and Plan of Reorganization (the “Reorganization Agreement”) with New Sinclair and Sinclair Holdings, LLC. Effective as of 12:00 a.m. on June 1, 2023, pursuant to the terms of the Reorganization Agreement, each outstanding share of the Company’s Class A common stock and Class B common stock was exchanged automatically on a one-for-one basis for a share of Class A common stock and Class B common stock, respectively, of New Sinclair. Following the Reorganization, New Sinclair is the successor issuer to the Company.

As a result of the Reorganization the Company terminated all offers and sales of its securities registered for issuance on the Registration Statement that remained unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to a Registration Statement on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in Hunt Valley, Maryland, on the 1st day of June, 2023.

Sinclair Broadcast Group, LLC

By:	/s/ Christopher S. Ripley
Christopher S. Ripley
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment on behalf of the registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.